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                                                                     EXHIBIT 5.1


                          [VINSON & ELKINS LETTERHEAD]





                                  May 11, 1999

Ocean Energy, Inc.
1001 Fannin, Suite 1600
Houston, Texas 77002

Gentlemen:

         We have acted as counsel to Ocean Energy, Inc., a Texas corporation (the "Company"), in connection with the preparation of the Company's Registration Statement (the "Registration Statement") on Form S-8 as filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), which Registration Statement relates to the proposed offer and sale by the Company to certain of the former employees, officers and directors of Ocean Energy, Inc., a Delaware corporation ("OEI-Delaware"), of an aggregate of up to 3,874,290 shares of the Company's common stock, $0.10 par value (the "Shares"). The Shares are issuable upon the exercise of certain options (the "Options") granted under stock option and benefit plans (the "Plans") assumed by the Company pursuant to the merger between the Company and OEI-Delaware effective as of March 30, 1999. The assumed Plans include: the Ocean Energy, Inc. 1996 Long-Term Incentive Plan, the Ocean Energy, Inc. 1994 Long-Term Incentive Plan and the United Meridian Corporation 1994 Outside Directors' Nonqualified Stock Option Plan. At your request, this opinion is being furnished to you for filing as an exhibit to the Registration Statement.

         Before rendering our opinion, we examined corporate records of the Company, including its Articles of Incorporation, its Bylaws and certain resolutions of the Board of Directors of the Company. We also examined the Registration Statement, together with exhibits thereto, and such certificates of officers of the Company, other documents and records as we have deemed necessary for the purposes of this opinion. As to matters of fact relevant to the opinions expressed herein, and as to factual matters arising in connection with our examination of corporate documents, records and other documents and writings, we relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein. We have reviewed such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

         Based upon the foregoing examination and review, we are of the opinion that the Shares have been duly authorized for issuance and, when the Registration Statement becomes effective and the Shares are issued in accordance with the provisions of the agreements relating to the Options, such Shares will be validly issued, fully paid and non-assessable.



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Ocean Energy, Inc.
Page 2
April 22, 1999




         This opinion is rendered as of the effectiveness of the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Registration Statement. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission thereunder.

         The foregoing opinion is limited to the laws of the United States of America and the State of Texas. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or Blue Sky laws.


                                       Very truly yours,

                                       /s/ Vinson & Elkins L.L.P.

                                       VINSON & ELKINS L.L.P.